EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release November 4, 2009
Contact:  Don Jennings, President, or Clay Hulette, Vice President
    (502) 223-1638
    216 West Main Street
    P.O. Box 535
    Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced a net loss of $362,000 or $(0.05) diluted earnings per share for the three months ended September 30, 2009, compared to net income of $312,000 or $0.04 diluted earnings per share for the three months ended September 30, 2008, a decrease of $674,000.

The decrease in net earnings for the quarter ended September 30, 2009 was primarily attributable to a provision for loan loss of $968,000 compared to a provision of $15,000 in the prior year’s quarter.  The provision was chiefly the result of the Company’s establishing specific valuation reserves in response to deterioration in the financial position of a single borrower.  Also contributing to the decrease in net earnings was a decrease in net interest income.  Interest income decreased $237,000 or 7.6% from $3.1 million for the quarter ended September 30, 2008 to $2.9 million for the quarter just ended.  While interest expense decreased on a quarter-to-quarter basis, the decrease of $194,000 or 12.4% was insufficient to offset the decrease in interest income.  Interest expense was $1.4 million for the quarter just ended.  FDIC premiums increased $36,000 or 600.0% to $42,000 for the quarter ended September 30, 2009, compared to $6,000 for the quarter ended September 30, 2008.

At September 30, 2009 assets had decreased $5.1 million or 2.1% to $235.8 million compared to $240.9 million at June 30, 2009.  This decrease was attributed primarily to a decrease in cash and cash equivalents and investment securities, which resulted from the Company’s efforts to effectively utilize liquidity by continuing its strategy of funding loans to the extent possible and then paying down borrowings.  Also contributing to the decrease in assets was the increase in the allowance for loan and lease losses, which increased $921,000 or 135.8% to $1.6 million at September 30, 2009.  FHLB advances decreased $6.2 million or 15.3% to $34.0 million at September 30, 2009.  Funding for the borrowing reduction came primarily from maturing investment securities, which decreased $3.6 million or 17.4% to $17.0 million at September 30, 2009.  Additional funding also came from an increase of $1.6 million or 1.1% in deposits, which totaled $141.3 million at September 30, 2009.

At September 30, 2009, the Company reported its book value per share as $7.35.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2009.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At September 30, 2009, the Company had approximately 7,867,000 shares outstanding of which approximately 60.1% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Statements of Financial Condition
	September 30,	June 30,
	2009	2009
	(In thousands, except share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$3,236	$4,217
Investment Securities	16,980	20,550
Loans Available for Sale	--	230
Loans Receivable, net	188,378	188,931
Other Assets	27,253	26,973
Total Assets	$235,847	$240,901
Liabilities
Deposits	$141,311	$139,743
FHLB Advances	34,005	40,156
Other Liabilities	2,729	2,608
Total Liabilities	178,045	182,507
Shareholders' Equity	57,802	58,394
Total Liabilities and Equity	$235,847	$240,901
Book Value Per Share	$7.35	$7.42

Condensed Consolidated Statements of Operations
(In thousands, except share data)
	Three months ended September 30,
	2009	2008
	(Unaudited)

Interest Income	$2,894	$3,131
Interest Expense	1,366	1,560
Net Interest Income	1,528	1,571
Provision for Losses on Loans	968	15
Non-interest Income	67	55
Non-interest Expense	1,177	1,146
Income (Loss) Before Income Taxes	(550)	465
Income Taxes (Benefit)	(188)	153
Net Income (Loss)	$(362)	$312
Earnings (loss) per share:
Basic	$(0.05)	0.04
Diluted	$(0.05)	0.04
Weighted average outstanding shares:
Basic	7,564,576	7,692,010
Diluted	7,564,576	7,692,010